Exhibit 99.1

WorldHeart Announces Effectiveness of  Reverse Stock Split

Oakland, CA. – May 30, 2007: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation (WorldHeart), a developer of mechanical circulatory support systems, today announced that its one-for-ten reverse stock split of common shares previously authorized by the Board of Directors and the shareholders of WorldHeart became effective on May 30, 2007 upon the filing of articles of amendment with Industry Canada under the Canada Business Corporations Act. Completion of the reverse split is intended to allow WorldHeart to keep its listing on the Nasdaq Capital Market, subject to continued compliance with all of the other listing requirements.

As a result of the reverse stock split, every ten common shares of WorldHeart will be combined into one common share. The reverse stock split will not affect the ownership of option and warrant holders. Upon the exercise of any options or warrants, resulting shares issued will be issued on a post-consolidation basis. No scrip or fractional certificates will be issued in connection with the reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of common shares not evenly divisible by ten will not be entitled to cash compensation and such holders will lose any entitlement to such fractional shares upon surrender of certificate(s) representing such shares.

WorldHeart’s common shares will trade under a new CUSIP number 980905301 on the Nasdaq and the Toronto Stock Exchange on a post-split basis beginning on May 31, 2007. On Nasdaq, the shares will trade under the symbol “WHRTD” until June 27, 2007 and subsequently will resume trading under the symbol “WHRT.”  On the TSX, the Company will continue to trade under the symbol “WHT.”

Registered shareholders of WorldHeart who hold existing physical stock certificates will receive a letter of transmittal from WorldHeart’s transfer agent, CIBC Mellon Trust Company, containing instructions on how to receive new share certificates. Shareholders whose certificates are held in “street name” or on deposit with their brokerage firm will need to take no further action.

About WorldHeart

WorldHeart is a developer of mechanical circulatory support systems with broad-based next-generation technologies.  The Company is headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in the Netherlands. WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s expectations with respect to the maintenance of Nasdaq Capital Market listing, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation risks detailed in the Company’s filings with the United States Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, as amended.